MIRUM PHARMACEUTICALS, INC.
INSIDER TRADING AND WINDOW PERIOD POLICY
I.Insider Trading Policy
A.Persons Covered
Part I of this policy applies to all directors, officers, other employees and consultants of Mirum Pharmaceuticals, Inc. (the “Company”) and its subsidiaries. It also applies to their family members who reside with them, anyone else who lives in their households and any family members who do not live in their households but whose transactions in the Company’s securities are directed by, or subject to, the influence or control of a director, officer, other employee or consultant of the Company. In addition, from time to time, the Company may engage in transactions in Company securities. It is the Company’s policy to comply with applicable laws and regulations relating to insider trading.
B.Purpose and Policy
The purpose of this policy is to clarify the circumstances under which trading in the stock of the Company or another publicly-traded company with which the Company has business dealings (each, a “Third Party”) by the Company’s directors, officers, other employees and consultants is prohibited.
During the course of your employment or service with the Company, you may receive important information that is not yet publicly available, i.e., not disclosed to the public in a press release or filing with the Securities and Exchange Commission (“Inside Information”), about the Company or a Third Party. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in the Company’s or a Third Party’s stock, or to disclose such information to a third party who does so (known as a “Tippee”).
It is illegal for anyone to trade on the basis of Inside Information, or to pass on, or “tip,” the information to someone who does so. There is no de minimis exception to this rule. Trading on the basis of Inside Information and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares, and may result in civil liability and criminal penalties, as well as disciplinary action by the Company. You can be held liable both for your own transactions and for transactions effected by a Tippee, or even a Tippee of a Tippee. Furthermore, it is important that the appearance as well as the act of insider trading in stock be avoided.
C.Exceptions
Please note that, generally, transactions directly with the Company, i.e., option exercises or purchases under the Company’s employee stock purchase plan, will not create problems. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan (a “Plan”) established by a director, officer, employee or consultant of the Company that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be made without being subject to the restrictions set forth under Part I of this policy, provided that such Plan complies with the Company’s Rule 10b5-1 Trading Plan Guidelines.
D.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a public company is Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be likely to be considered important by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a company, you must refrain from trading in that company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. This means that in some circumstances, you may have to forgo a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the Inside Information and even though you believe you will suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.
Additionally, you may not discuss material nonpublic information about the Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of the Company). You may not participate in Internet forums, message boards, social media sites, “chat rooms” or other Internet discussion forums concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:
1.sales or other financial results or forecasts;
2.clinical developments;
3.regulatory developments, including developments with the U.S. Food and Drug Administration and similar foreign agencies;
4.new products or product candidates;
5.establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
6.communications with government agencies;
7.strategic plans;
8.significant pricing changes;
9.potential mergers, acquisitions, tender offers or the sale of assets of the Company or a subsidiary thereof;
10.potential acquisitions of additional product candidates or technology;
11.significant write-offs;
12.notice of issuance of patents, the acquisition of other material intellectual property rights or other significant intellectual property developments;
13.significant changes or developments in the biopharmaceutical industry or technological innovations;
14.new major customers, licensors, contracts, orders, vendors, or finance sources, or the loss thereof;
15.significant changes or developments in supplies;
16.events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in Company dividend policies or amounts);
17.significant changes in control or senior management;
18.significant changes in compensation policy;
19.bankruptcies or receiverships;
20.actual or threatened major litigation, or a major development in or the resolution of such litigation; and
21.change in auditors or a notification that the Company can no longer rely on an auditor’s report.
E.Prohibition of Shadow Trading
In addition, no person subject to this policy who, in the course of his or her relationship with the Company, learns of any confidential information that is material to another publicly traded company, including but not limited to a supplier, partner or collaborator of the Company or an economically-linked company such as a competitor of the Company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.
F.Prohibition of Speculative Trading
No officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, or otherwise pledge as security, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.
G.Application
Anyone who effects transactions in the Company’s or a Third Party’s stock (or provides information to enable others to do so) on the basis of Inside Information is subject to both civil liability and criminal penalties, including imprisonment, as well as disciplinary action by the Company, up to and including termination for cause.
This policy will continue to apply to your transactions in the Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of material nonpublic information when your employment or service terminates, you may not trade in the Company’s stock until the information has become public or is no longer material.
A director, officer, other employee or consultant who has questions about these matters should speak with his or her own attorney or to the Company’s Chief Financial Officer or Chief Legal Officer.

Any director, officer, other employee or consultant of the Company who knows of or suspects a violation of this policy should report the violation immediately to the Company’s Chief Financial Officer or Chief Legal Officer, or through the procedures for anonymous reporting outlined in the Company’s Code of Conduct. The Company and its subsidiaries will comply with all requests from the U.S. Securities and Exchange Commission, the Nasdaq Stock Market, Inc. and other agencies for information related to insider trading investigations.
II.Window Period Policy
The Board of Directors (the “Board”) of the Company believes that directors, officers, employees and certain consultants of the Company should have a meaningful investment in the Company. As stockholders themselves, such individuals are more likely to represent the interests of other stockholders. Likewise, such individuals may perform more effectively with the incentive of stock options or stock ownership.
However, from time to time, directors, executive officers and certain other designated employees and consultants will be aware of information that could be material to a stockholder’s investment decision, but which in the best interests of the Company should not be disclosed until a later time. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be almost as problematic as an actual abuse, both to the Company and to the insider involved.
The Board has therefore determined that it would be useful to establish Part II of this policy for transactions involving the Company’s securities by directors, executive officers and certain other designated employees and consultants of the Company.
A.Window Period
Generally, except as otherwise set forth in Part II of this policy, directors, executive officers and certain other employees and consultants of the Company designated pursuant to paragraph C below may buy or sell securities of the Company only during a “window period” commencing after one full trading day has elapsed since the general public release of the Company’s annual or quarterly financial results through the tenth day preceding the end of the quarter (or if such day is not a business day, then the immediately preceding business day). For example, if the Company announces annual or quarterly financial results after the market closes on Monday, the “window” will open on Wednesday, and if the Company announces annual or quarterly financial results before the market opens on Monday, the “window” will open on Tuesday. This “window” may be closed early or may not open if, in the judgment of the Company’s Chief Financial Officer and/or Chief Legal Officer, there exists undisclosed information that would make trades by directors, executive officers and such other designated employees and consultants of the Company inappropriate. In such cases, the “window” will open after one full trading day has elapsed since the information was publicly disclosed. An executive officer, director or designated employee or consultant of the Company who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Chief Financial Officer and/or Chief Legal Officer. Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
1.Exceptions to Window Period
a)ESPP/Option Exercises/Pro-Rata Distributions. Executive officers and other employees of the Company who are eligible to do so may purchase stock under the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”) on designated dates in accordance with the terms of the ESPP without being subject to the restrictions set forth under paragraph A above. Directors, executive officers and other designated employees and consultants similarly may exercise options granted under the Company’s equity incentive plans without being subject to the restrictions set forth under paragraph A above. However, the subsequent sale of the stock acquired upon the exercise of such options or pursuant to the ESPP is subject to Part II of this policy. In addition, any pro-rata distribution by a stockholder that is an entity, that is not a change in beneficial ownership, is not subject to Part II of this policy.
b)10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Plan established by a director, executive officer or other designated employee or consultant of the Company that meets the requirements of Rule 10b5-1 under the Exchange Act may be made without being subject to the restrictions set forth under paragraph A above, provided that such Plan complies with the Company’s Rule 10b5-1 Trading Plan Guidelines.
c)Sell-to-Cover Transactions. This policy does not apply to the sale of shares of our common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) prior to such sale, you elect to sell such shares to cover tax withholding obligations in a manner approved by the Company or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.
d)Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
B.Pre-Clearance or Advance Notice of Transactions
In addition to the requirements of paragraph A above, executive officers, directors and other employees and consultants of the Company that are designated from time to time pursuant to paragraph C below, may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, gift, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer and/or Chief Legal Officer, or their respective designee(s) (collectively, the “Pre-Clearance Individuals” and any one individually, a “Pre-Clearance Individual”) in advance of the proposed transaction. Any transaction under a Plan that has been pre-cleared will be deemed to be a pre-cleared transaction so long as the transaction is conducted and completed in accordance with the Plan. A Pre-Clearance Individual will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of an intent to exercise an outstanding stock option by persons subject to this paragraph shall also be given to a Pre-Clearance Individual. To the extent possible, advance notice of upcoming transactions effected pursuant to a Plan under paragraph A(1)(b) above shall be given to a Pre-Clearance Individual. Upon the completion of any transaction, executive officers and directors of the Company must immediately notify the appropriate person(s) as set forth in the Company’s Section 16 Compliance Memorandum so that the Company may assist the individual in complying with his or her reporting obligations under Section 16 of the Exchange Act, if applicable.
C.Covered Insiders
The provisions outlined in Part II of this policy apply to all directors and executive officers of the Company, and to such other employees and consultants of the Company as the Company’s Chief Financial Officer and/or Chief Legal Officer may designate from time to time as being subject to paragraph A and/or paragraph B above, because of their access to sensitive information. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.
D.Short-Swing Trading/Section 16 Reports
Executive officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file with the Securities and Exchange Commission all appropriate Section 16(a) reports (Forms 3, 4 and 5), each of which has been enumerated and described in the Company’s Section 16 Compliance Memorandum.
E.Prohibition of Trading During Pension Fund Blackouts
In accordance with Regulation Blackout Trading Restriction (“Regulation BTR”) promulgated under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer of the Company. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Plan established under paragraph A(1)(b) above; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

MIRUM PHARMACEUTICALS, INC.
INSIDER TRADING AND WINDOW PERIOD POLICY
CERTIFICATION
To Mirum Pharmaceuticals, Inc.

I, ________________________, have received and read a copy of the Mirum Pharmaceuticals, Inc. Insider Trading and Window Period Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Mirum Pharmaceuticals, Inc. I understand that this policy constitutes a material term of my employment or other service relationship with Mirum Pharmaceuticals, Inc. and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)